EXHIBIT 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $.01 per share, of Vicon Industries, Inc., a New York corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 2, 2018

Cemtrex, Inc.

	By:	/S/Saagar Govil
	Name:	Saagar Govil
	Title:	President and Chief Executive Officer

/s/Aron Govil
Aron Govil

/s/Saagar Govil
Saagar Govil